Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135531
32,100,000 SHARES

ETERNAL ENERGY CORP.

COMMON STOCK

This prospectus relates to the sale or other disposition of up to 32,100,000 shares of our common stock, $0.001 par value per share. These shares may be offered and sold or otherwise disposed of from time to time by the selling stockholders named herein or their pledges, donees, transferees or other successors in interest. We are not selling any securities in this offering and therefore, will not receive any proceeds in this offering. However, we will receive proceeds in the amount of $14,475,200 assuming the cash exercise of 14,250,000 warrants held by the selling stockholders.

The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol “EERG”. On January 30, 2007, the last sale price of our common stock as reported by the OTC Bulletin Board was $0.49 per share.

You should carefully consider “Risk Factors” beginning on page 5 for important information you should consider when determining whether to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is  February 6, 2007

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	5
Forward-Looking Statements	9
Use of Proceeds	9
Dividend Policy	9
Capitalization	9
Market for Common Equity and Related Stockholder Matters	9
Management’s Discussion and Analysis or Plan of Operation	10
Business	13
Management	14
Security Ownership of Certain Beneficial Owners and Management	18
Selling Stockholders	19
Certain Relationships and Related Transactions	21
Description of Property	21
Description of Common Stock	21
Plan of Distribution	22
Litigation	23
Legal Matters	23
Experts	23
Where You Can Get Additional Information	23
Financial Statements	F-1

PROSPECTUS SUMMARY

This summary contains basic information about the Company and this offering. It does not contain all of the information that is important to you. You should read carefully this entire prospectus, including the “Risk Factors,” and the financial information and related notes before making an investment decision.

Company Background

Eternal Energy Corp. (formerly known as Golden Hope Resources Corp.) (the “Company”) was incorporated in the state of Nevada on July 25, 2003 to engage in the acquisition, exploration and development of natural resource properties. On November 7, 2005, the Company and a newly formed merger subsidiary wholly owned by the Company (“Merger Sub”) completed a merger transaction with the Company as the surviving corporation (the “Merger”). In connection with the Merger, the Company changed its name to “Eternal Energy Corp.” from “Golden Hope Resources Corp.” In this prospectus, the words “Eternal Energy,” the “Company,” “we,” “our,” “ours” and “us” refer only to Eternal Energy Corp. and not to any of the selling stockholders.

Our principal executive offices are located at 2120 West Littleton Blvd., Suite 300, Littleton, Colorado 80120 and the telephone number is (303) 385-1230.

Business Overview

Since the Merger, the Company has become an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the state of Nevada and the North Sea. The Company has acquired contractual rights for oil and gas property leases in these geographic regions for the purpose of drilling exploratory wells in the prospects.

Private Placements

On November 7, 2005, we sold to two of the selling stockholders in a private placement offering (the “November 2005 Private Placement”) an aggregate of 1,126,000 units of our securities, with each unit consisting of one share of our common stock and warrant to purchase one share of our common stock. Additionally, in March and May of 2006, in a private placement transaction with multiple closings, we sold an aggregate of 13,124,000 units of our securities to certain of the selling stockholders, with each unit consisting of one share of our common stock and warrant to purchase one share of our common stock. (the “March/May 2006 Private Placement”). For a more complete discussion of these transactions, refer to the discussion under the heading “Recent Events” and the discussion under the heading “Private Placements” within the “Management Discussion and Analysis or Plan of Operation” section included elsewhere in this prospectus.

This prospectus covers the shares of common stock and shares issuable upon exercise of the warrants that were issued in the November 2005 Private Placement and the March/May 2006 Private Placement. In addition, this prospectus covers an additional 350,000 shares of our common stock issued to Taverham Company Ltd. in consideration for Taverham’s services in connection with the acquisition by the Company of its North Sea projects. This prospectus also covers an additional 2,500,000 shares of common stock held of record by the Bradley M. Colby, the Company’s President and Chief Executive Officer, and an additional 750,000 shares of common stock held beneficially by Mr. Colby.

 The Offering

Shares Offered by the Selling Stockholders
We are registering 32,100,000 shares of common stock consisting of 17,850,000 shares of common stock and 14,250,000 shares of common stock issuable upon exercise of the warrants, all for sale or other disposition by the selling stockholders identified under the heading “Selling Stockholders.” There can be no assurance that any or all of the unissued shares will be issued.

Common Stock Outstanding	There are 42,550,000 shares of common stock issued and outstanding as of January 30, 2007.

Use of Proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds of $14,475,200   if all of the warrants held by the selling stockholders are exercised for cash. Management anticipates such proceeds will be used for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants may be exercised.

Risk Factors
Purchase of our common stock involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 4 and the information contained elsewhere in this prospectus.

Summary Consolidated Financial Data

The following summary financial information sets forth certain historical financial data derived from our audited financial statements for the periods presented. While the following financial information reflects the operating history, results of operations and financial condition of our operations to date, these results may bear little, if any, relationship to the potential financial success of our business operations. The results of operations are not necessarily indicative of the results for any future period.

The following summary financial information should be read in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus and the discussions under the headings “Business” and “Management’s Discussion and Analysis or Plan of Operation.”

	For the year ended December 31, 2005	For the year ended December 31, 2004
Statement of Operations Data:
Income (loss) from operations	$(329,609)	$(33,783)
Net income (loss)	$(329,595)	$(33,772)
Basic and diluted net income (loss) per share	$(0.007)	$(0.001)
Weighted-average basic and diluted common shares outstanding	47,513,847	48,708,333

	December 31,
	2005	2004
Balance Sheet Data:
Cash and other current assets	$193,509	$2,328
Oil and gas properties	$667,000	$-
Total assets	$860,509	$2,328
Total stockholders’ equity	$798,080	$447

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the material risk factors listed below and all other information contained in this prospectus before investing in our common stock. You should also keep these risk factors in mind when you read the forward-looking statements. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment.

Risks Related to Our Business and Our Industry

There is no assurance that we will operate profitably or will generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. In particular, additional capital may be required in the event that:

•	drilling and completion costs for further wells increase beyond our expectations; or

•	we encounter greater costs associated with general and administrative expenses or offering costs.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing exploration and development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

As our properties are in the exploration and development stage there can be no assurance that we will establish commercial discoveries on our properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events will likely materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in Nevada. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

We are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities, which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Our Bylaws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our Bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

Risks Related to Owning Our Stock

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Trading of our stock may be restricted by the SEC's "Penny Stock" regulations which may limit a stockholder's ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include indications regarding our intent, belief or current expectations. Discussions in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business,” as well as in other parts of this prospectus include forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements in this prospectus that are not historical facts. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. When used in this prospectus, the words “expect,” “project,” “may,” “will,” “should,” “anticipate,” “believe,” “estimate,” “intend,” “objective,” “plan,” “seek” and similar words and expressions, or the negatives of these words or expressions, are generally intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” and in other sections of this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We qualify any forward-looking statements entirely by these cautionary factors.

 USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of any of the shares being registered on behalf of the selling stockholders, nor will such proceeds be available for our use or benefit. We expect to continue to use the proceeds received from the November 2005 Private Placement and the March/May 2006 Private Placement for working capital and general corporate purposes.

We may receive proceeds of $14,475,200 if all of the warrants held by the selling stockholders are exercised for cash. Management anticipates such proceeds will be used for working capital and general corporate purposes. We cannot estimate how many, if any, warrants may be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

CAPITALIZATION

The following table sets forth our capitalization on September 30, 2006.

	Shares Authorized	Shares Outstanding	Amount
Common stock	875,000,000	42,550,000	$42,550
Additional paid-in capital	—	—	$1,409,277
Accumulated deficit during development stage	—	—	$2,796,269
Net stockholders’ equity (deficit)	—	—	$4,248,096

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $.001, has been dually quoted on the Pink Sheets and the OTC Bulletin Board under the symbol “EERG” since November 7, 2005, and, prior to that, it was quoted under the symbol “GHPR”; however, active trading market in our common stock did not commence until February 2, 2006. The Company completed a 35-for-1 forward stock split of its issued and outstanding shares of common stock on November 7, 2005. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Closing Bid
	High	Low
Fiscal Year 2006:
Quarter Ended March 31, 2006	$2.00	$0.50
Quarter Ended June 30, 2006	$1.85	$0.94
Quarter Ended September 30, 2006	$1.20	$0.49

As of January 30, 2007, there were approximately 65 holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS  OR PLAN OF OPERATION

We begin Management’s Discussion and Analysis or Plan of Operation with a discussion of recent events and our business overview. This overview is followed by a discussion of selected financial information line items and a detailed analysis of our results of operation and financial condition. This section should be read in conjunction with our Consolidated Financial Statements and the Notes thereto, which are included elsewhere in this prospectus.

Recent Events

On January 30, 2006, the Company acquired its second petroleum exploration project in the North Sea. The Company entered into an agreement with International Frontier Resources Corporation (“IFR”), an oil and gas exploration company located in Calgary, Canada, to participate in the drilling of an exploratory well in a 970 square kilometer acreage block located in Quad 41 and Quad 42 in the North Sea (the “Quad 41/42 Project”). Subject to rig availability, drilling of the initial test well is tentatively scheduled to commence during the first quarter of 2007. The Company had a ten percent (10%) working interest in the Quad 41/42 Project.

In the March/May 2006 Private Placement, we sold an aggregate of 13,124,000 units of our securities to certain of the selling stockholders, with each unit consisting of one share of our common stock and warrant to purchase one share of our common stock. The purchase price per unit was $0.50 and the aggregate purchase price was $6,562,000. The warrants to purchase our common stock have an exercise period of two years from the date of issuance and an exercise price of $1.00 per share. The exercise price of the warrants are subject to adjustment in certain circumstances, including the subdivision and combination of the Company’s common stock and the issuance of stock dividends with respect to the common stock, in which event the exercise price shall be adjusted accordingly to maintain the holder’s proportional interest. The warrants may also be exercised by net issue exercise.

None of the shares of common stock, the warrants to purchase shares of our common stock, or the shares of common stock issuable upon exercise of the warrants have been registered under the Securities Act. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

In connection with the March/May 2006 Private Placement, we have agreed to file within 120 days after the closing of the transaction a registration statement to cover the resale of the shares of common stock issued and the shares underlying the warrants. In addition, we agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon as possible but no later than 180 days following such closing. In the event the registration statement is not filed on time or declared effective prior to the effectiveness deadline, the Company will pay to each investor an amount equal to 1.0% of the aggregate amount invested by the investor for each 30-day period for which no registration statement is filed or effective, as applicable.

In April 2006, we entered into a letter agreement with Eden Energy Corp. setting forth the mutual understanding between the Company and Eden Energy with respect to the participation of the Company with Eden Energy in the exploration of oil and natural gas reserves located on approximately 77,000 gross and net acres of land in central eastern Nevada (the “Cherry Creek Project”). Eden Energy has agreed with us that we are entitled to participate in the Cherry Creek Project with Eden Energy on the same terms and conditions that the Company and Eden Energy had previously agreed with respect to the exploration project in Nye County, Nevada, subject to the completion and execution of a definitive participation agreement.

In May 2006, we entered into a letter agreement with IFR, Palace Exploration Company Limited, Oilexco Incorporated (“Oilexco”), and Challenger Minerals (North Sea) Limited regarding the participation of the parties in the drilling of an exploratory well in a North Sea petroleum exploration project. The Company previously entered into a letter agreement with IFR regarding exploration in Quad 14 in the North Sea. The May 2006 letter agreement modifies certain aspects of the exploratory efforts set forth in the previous letter agreement by providing for the participation of the other parties in the project, now providing for Oilexco as the operator when definitive agreements are finalized and executed. The Company will now fund 12.50% of the drilling costs as compared to the 15% previously contemplated. In addition, the Company’s working interest in the project will be 9.1875% upon completion of the drilling of the test well as compared to 10% as previously contemplated. Drilling operations will commence on or before December 31, 2006. This letter agreement is subject to approval of the UK Department of Trade and Industry and execution of definitive agreements.

In August 2006, we entered into a letter agreement to acquire Zavanna Canada Corp. (“Zavanna”). Zavanna owns various oil and gas leases, overriding royalty interests, and production, equipment, and contract rights located in Alberta, Canada. We tendered a deposit of Cdn $250,000. In November 2006, the parties agreed to cancel the letter of intent and we forfeited Cdn $125,000 of our Cdn $250,000 deposit.

Overview of the Company

We are a start-up, development stage company and have not yet generated or realized any revenues from our business operations. During the fourth quarter 2005, we also changed our name from Golden Hope Resources Corp. to Eternal Energy Corp. and changed our business plan to focus on the exploration for oil and gas resources. In connection with that change, we changed our management, raised $ 7,275,760 through January 30, 2007, via the private placements of shares of our common stock and warrants to purchase shares of common stock, and invested in three oil and gas exploration ventures.

The purchasers in the aforementioned private placements have registration rights that require us to file this registration statement with the Securities and Exchange Commission to register for resale the common stock issued and the common stock underlying the warrants. The effectiveness of this registration statement for the common stock we issued and the common stock underlying the warrants we issued concurrently is deemed to be outside our control. Accordingly, the initial fair value of the warrants was recorded as a financial instrument derivative liability and is marked to market at the end of each reporting period. This resulted in the recordation of a warrant derivative liability of $2,435,166 at September 30, 2006, and a gain on warrant derivatives of $5,496,544 and $3,708,412 during the three- and nine-month periods ended September 30, 2006, respectively.

There is no historical financial information about us upon which to base an evaluation of our performance. We are a development stage company and have not generated any revenues from our current operations. We cannot guarantee we will be successful in our new core business, or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and in the exploration of oil and gas reserves.

We have no assurance that future financing will be available on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue with our current business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our existing stockholders.

Results of Operations for the Fiscal Years Ended December 31, 2005 and 2004

From inception to December 31, 2005, we had a loss of $377,920. Substantially all of such amount was generated in the 2005 fiscal year.

Operating expenses increased from $33,783 for the year ended December 31, 2004 to $329,609 for the year ended December 31, 2005. An analysis of the increases in the operating expenses and the relevant components is set forth below.

During 2005, we expended $90,000 in geological costs related to our participation in a North Sea oil and gas exploration venture. During 2004, we incurred $12,000 in exploration costs related to our mining claims that lapsed during 2005.

General and administrative expenses increased from $2,700 in 2004 to $165,000 in 2005. These costs include $75,000 paid to our prior officers and directors and payroll costs related to our new officer of $57,792. The balance of these expenses relate to office related costs. Professional fees, including legal fees of $62,265, were $73,654 in 2005 compared to $19,083 in 2004. Legal fees in 2005 relate to our name change, forward stock split, change in business plan and costs associated with our participation agreements in oil and gas exploration programs.

Results of Operations for the Three and Nine Month Periods Ended September 30, 2006 and 2005

From inception to September 30, 2006, we had net income of $2,796,269, including a gain on warrant derivates of $3,717,897.  Our inception to date loss before gain on warrant derivatives is $921,601. Of this amount, $633,682 was generated in the nine month period ended September 30, 2006, and $204,891 was generated during the fourth quarter of 2005.

We recognized a gain on warrant derivatives of $5,496,544 and $3,708,412 during the three and nine month periods ended September 30, 2006. We had no warrant derivatives during the same periods in 2005. The dramatic change between the periods is due to the value of the warrants issued during the first quarter of this year exceeding the net proceeds of the offering by $4,102,790, partially offset by the decrease in the value of the warrants at March 31, 2006. The fair value of the warrants decreased at June 30, 2006 and September 30, 2006, resulting in the gain during the three and nine month periods ended September 30, 2006. We determine the fair value of these warrants using the Black Scholes valuation model, and we believe that the decline in the price of our common shares has had a major effect on the fair value of our warrants. We believe that the warrant value may increase significantly in future periods, due to volatility in the trading price of our common shares.

Operating expenses increased significantly during the three and nine month periods in 2006 from the comparable periods in 2005, exclusive of the gain and loss on warrant derivatives, as we commenced our current oil and gas exploration activities after September 30, 2005. We had no activities during the comparable periods in 2005.

The increase in general and administrative expenses increased in the three and nine month periods ended September 30, 2006, include payroll costs related to our new officer of $ 70,525 and $195,965, including the amortization of the value of options granted to a director in February 2006 of $33,513 and $79,314 in the three and nine-month periods in 2006, respectively. We incurred travel costs related to our investments in the North Sea exploration programs of $52,842 during the nine month period in 2006, substantially all of which occurred prior to the third quarter of 2006. The balance of these expenses relate to office related costs. Professional fees were $216,377, of which $70,807 was incurred during the three month period ended September 30, 2006. These fees related to the costs associated with the filing of our registration statement and those associated with our investments in oil and gas ventures.

Liquidity and Capital Resources

As of September 30, 2006, our total assets were $6,766,739, which included cash balances of $2,395,297. Our total liabilities were $2,518,643, including warrant derivative liability of $2,435,166. All of our liabilities were current. However, we do not expect to pay the balance of the warrant derivative liability, as we expect that this liability will be transferred to equity when the registration statement covering the shares to be issued upon exercise is effective, when the warrants are exercised, or when the warrants lapse. As of December 31, 2005, our total assets were $950,509, of which $193,509 are current, and our total liabilities were $137,871, including the warrant derivative liability of $75,442. The increase in total assets is a result of an increase in cash from the sale of our equity units, $3 million of which was deposited to be used for future drilling costs in our North Sea oil and gas exploratory projects. During the year ended December 31, 2005, we sold equity units with net proceeds of $1,126,000, and during the nine month period ended September 30, 2006, we sold equity units with net proceeds of $6,149,760. Each of these equity unit sales consisted of one share of our common stock and a warrant to purchase one share of our common stock. The warrant exercise price of the warrants sold in 2005 was $1.20 per share and the warrant exercise price of the warrants sold in March 2006 is $1.00 per share. Due to the registration rights agreement, the total proceeds of these offerings are recorded as a warrant derivative liability.

Despite our negative cash flows from operation of $471,445   and $773,185 for the nine month period ended September 30, 2006 and the period from July 25, 2003 (inception) to September 30, 2006, respectively, and our minimum drilling costs associated with our oil and gas exploration participations of $2 million, net of the $3 million we currently have on deposit, we have been able to obtain additional operating capital through private equity funding sources. Management's plan includes the continued development and eventual implementation of our business plan. We have relied upon equity funding since inception.

As of the date of this Registration Statement, we have yet to generate any revenues from our business operations.

Plan of Operation for the Next Twelve Months

Since inception, we had funded our operations from the private placement of common stock and warrants. Although we expect that, during the next 12 months, our operating capital needs will be met by our current economic resources and, if required, by additional private capital stock transactions, there can be no assurance that funds required will be available on terms acceptable to us or at all. If we are unable to raise sufficient funds on terms acceptable to us, we may be unable to complete our business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our existing stockholders.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements at January 30, 2007.

Private Placements

In addition to the March/May 2006 Private Placement as discussed under the heading “Recent Events” above, we previously completed the November 2005 Private Placement, our only other financing transaction as of the date of this prospectus. We sold to two of the selling stockholders an aggregate of 1,126,000 units of our securities, with each unit consisting of one share of our common stock and warrant to purchase one shares of our common stock. The purchase price per unit was $1.00 and the aggregate purchase price was $1,126,000. The warrants have an exercise period of two years from the date of issuance and an exercise price of $1.20 per share. Pursuant to the terms of the Registration Rights Agreement entered into by the Company and the investors, the Company and the investors initially agreed to file within 90 days after the closing of the transaction a registration statement to cover the resale of the shares of common stock and shares underlying the warrants, which filing deadline was then extended by the Company and the investors to June 29, 2006 by amendment to the Registration Rights Agreement. In the event that a registration statement is not filed with the SEC within that time period, the Company will pay to each investor an amount equal to 1.0% of the aggregate amount invested by the investor for each 30-day period following the filing deadline until the registration statement is filed.

None of the shares of common stock, the warrants to purchase shares of our common stock, or the shares of common stock issuable upon exercise of the warrants have been registered under the Securities Act. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

Current Conditions

In November 2005, we entered into an oil and gas exploration participation agreement related to the drilling of an exploratory well in Nevada. Our initial payment on the agreement was $667,000 and we are obligated to participate in future drilling costs on this project of at least $2 million. We are obligated to issue one million shares of our common stock for each ten million equivalent net barrels of proved reserves developed on this site.

In April 2006, we entered into a letter agreement related to the exploration of oil and gas reserves in central eastern Nevada. We are in the process of finalizing a definitive participation agreement and our exploration program for 2006.

In December 2005, we entered into a participation agreement related to the drilling of an exploratory well on a prospect site in the North Sea, which terms were modified by a letter agreement in May 2006. Our initial payment was $90,000 and our share of future minimum drilling costs on this site is $1.5 million.

In January 2006, we entered into a participation agreement related to the drilling of an exploratory well on a second prospect site in the North Sea. Our initial payment was $75,000 and our share of future minimum drilling costs on this site is $1.5 million.

BUSINESS

Corporate History

Eternal Energy Corp. (formerly known as Golden Hope Resources Corp.) (the “Company”) was incorporated in the state of Nevada on July 25, 2003 to engage in the acquisition, exploration and development of natural resource properties. On November 7, 2005, the Company and a newly formed merger subsidiary wholly owned by the Company (“Merger Sub”) completed a merger transaction with the Company as the surviving corporation (the “Merger”). In connection with the Merger, the Company changed its name to “Eternal Energy Corp.” from “Golden Hope Resources Corp.”

Business Overview

Since the Merger, the Company has become an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the state of Nevada and the North Sea. The Company has acquired contractual rights for oil and gas property leases in these geographic regions for the purpose of drilling exploratory wells in the prospects.

On November 7, 2005, as part of the Merger transaction, the Company acquired contractual rights and interests in a joint venture with Eden Energy Corp. for the acquisition of oil and gas leases and drilling wells to explore for oil and natural gas reserves on the Big Sand Spring Valley Prospect located in Nye County, Nevada (the “BSSV Project”). As a result, the Company has rights to acquire a fifty percent (50%) working interest in approximately 82,184 gross acres, which rights expire in 2015 and which can be extended upon production from the leases. Effective April 17, 2006, the Company entered into a letter agreement with Eden Energy (the “Letter Agreement”), setting forth the mutual understanding between the Company and Eden Energy with respect to the participation of the Company with Eden Energy in the exploration of oil and natural gas reserves located on approximately 77,000 gross and net acres of land in central eastern Nevada (the “Cherry Creek Project”). Eden Energy has agreed with the Company that the Company is entitled to participate in the Cherry Creek Project with Eden Energy on the same terms and conditions that the Company and Eden Energy had previously agreed with respect to the BSSV Project. With respect to the Company’s two Nevada prospects, the Company intends to focus its exploration activities initially on the Cherry Creek Project.

On November 29, 2005, the Company acquired rights to participate in the drilling of an exploratory well in a North Sea petroleum exploration project (the “Quad 14 Project”) with International Frontier Resources Corporation (“IFR”), an oil and gas exploration company based in Calgary, Canada. The Quad 14 Project contemplates the drilling, testing, completing, and equipping an initial exploratory test well on a 255 square kilometer block located in Quad 14 in the North Sea. The 255-kilometer acreage block is located 24 kilometers south of the 639 million barrel Claymore oil field, 20 kilometers south of the 132 million barrel Scapa oil field, and 9 kilometers north of the 592 billion cubic foot Goldeneye natural gas field. Subject to rig availability, drilling of the initial exploratory well is scheduled to commence on or before December 31, 2006. The Company can earn up to 9.1875% of working interest in the Quad 14 Project.

On January 30, 2006, the Company acquired its second petroleum exploration project in the North Sea. The Company entered into an agreement with IFR to participate in the drilling of an exploratory well in a 970 square kilometer acreage block located in Quad 41 and Quad 42 in the North Sea (the “Quad 41/42 Project”). Subject to rig availability, drilling of the initial test well is tentatively scheduled to commence during the first quarter of 2007. The Company has a ten percent (10%) working interest in the Quad 41/42 Project.

Plan of Operation

For the coming year we plan to explore our leasehold position in central eastern Nevada. At the present time, these efforts are likely to include additional gravity surveys, well studies, continued surface mapping, and the possibility of seismic data purchase or acquisition. This work will be done in preparation for drilling one or two exploratory wells on our leases in the Cherry Creek prospect in conjunction with Eden Energy as operator of the prospect. The Company currently has rights to a 50% working interest in approximately 82,184 gross acres, which expire in 2015 and which can be extended upon production from the leases. The Company anticipates spending between $2,000,000 and $3,000,000 on additional leasehold acquisitions, on additional geological and engineering studies and on drilling and completion costs in the next 12 months.

In addition, we plan to explore our leasehold positions in the North Sea. Pursuant to the agreements in connection with the North Sea projects. With respect to the Quad 41/42 Project, Eternal Energy agreed to pay to the operator 15 percent of test well drilling costs, production testing costs and all completion costs, plus its proportionate share of the royalty and annual license fees to which the project acreage is subject. Challenger Minerals (North Sea) will be the operator of the project. With respect to the Quad 14 Project, Eternal Energy agreed to pay to the operator 12.5% of test well drilling costs, production testing costs and all completion costs and Oilexco will be the operator of the project.

We will require additional funds to implement the work programs set forth above. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is no assurance that we will be able to obtain financing on favorable terms, or if at all. In addition, there is no assurance that we will be able to maintain our operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

Competitors

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

Government Regulations

Our oil and gas operations are subject to various United States federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Research and Development

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our oil and gas leases in Nevada and the North Sea. To date, execution of our business plan has largely focused on acquiring prospective oil and gas leases. We intend to establish a going forward exploration and development plan.

Employees

As of January 30, 2007, our only employee is Bradley M. Colby, our President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary. We do not expect any material changes in the number of employees over the next 12-month period. We do and will continue to outsource contract employment as needed. However, if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of January 30, 2007:

Name	Age	Position
Bradley M. Colby	50	President, CEO, Treasurer, CFO, Secretary and Director

John Anderson	42	Director

  Bradley M. Colby was appointed as the Company’s President, Chief Executive Officer, Treasurer, Chief Financial Officer and Secretary, and also as a Director, on November 4, 2005. Mr. Colby has over 25 years of experience in exploration and production land and geological work, including the acquisition and disposition of producing properties, prospect generation and development, and the marketing and sale of multiple drilling joint ventures. Prior to joining the Company, Mr. Colby was a principal at Westport Petroleum, Inc. since December 2001, where he bought and sold producing properties for his account. From March 2000 to November 2001, Mr. Colby was the President, Chief Executive Officer and a Director of Kern County Resources Ltd., a private oil and gas exploration and production company he founded. Mr. Colby received a B.S. in Business-Minerals Land Management from the University of Colorado in 1979 and had studied petroleum engineering at the Colorado School of Mines.

  John Anderson was appointed as a Director of the Company on November 4, 2005. Since May 2004, Mr. Anderson has been President, Chief Executive Officer, Secretary, Treasurer and a Director of Key Gold Corporation, a publicly traded Nevada corporation involved in the exploration and mining for precious and non-precious metals and other mineral resources in China. From December of 1994 to the present, Mr. Anderson has been President of Axiom, a personal consulting and investing company primarily involved in capital raising for private and public companies in North America, Europe, and Asia. From February of 2001 to the present, he has served as a Director of Wescorp Energy, Inc., a publicly traded Nevada corporation, and from March of 2003 to the present as its President and Chief Executive Officer. Mr. Anderson holds a B.A. from University of Western Ontario.

There are no family relationships among any of our directors, executive officers or key employees.

The Company does not have a policy with regard to consideration of nominations of directors. The Company accepts nominations for directors from its security holders. There is no minimum qualification for a nominee to be considered by the Company’s directors. All of the Company’s directors will consider any nomination and will consider such nomination in accordance with his or her fiduciary responsibility to the Company and its stockholders. Unless otherwise specified herein, each director is subject to election at our annual meeting of stockholders.

We do not have a class of equity securities registered under Section 12 of the Exchange Act.

Committees

The Company does not have standing audit, nominating or compensation committees of the board of directors, or committees performing similar functions, and therefore the entire board of directors performs such functions. The Company’s common stock is not currently listed on any national exchange and are we not required to maintain such committees by any self-regulatory agency. Management does not believe it is necessary for the board of directors to appoint such committees because the volume of matters that currently, and historically have, come before the board of directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making. Mr. Anderson is an independent director. All directors participate in the consideration of director nominees. The Company does not have a policy with regard to attendance at board meetings.

The Company does not currently have an audit committee financial expert. Management does not believe it is necessary to for the board of directors to designate an audit committee financial expert at this time due to the Company’s limited operating history and the limited volume of matters that come before the board of directors requiring such an expert.

Security holders may send communications to the Company’s board of directors by writing to Eternal Energy Corp., 2120 West Littleton Blvd., Suite 300, Littleton, Colorado 80120, attention Board of Directors or any specified director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or directors.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports, we believe that there was compliance with all filing requirements of Section 16(a) applicable to our officers, directors and 10% stockholders during fiscal 2005.

Code of Ethics

The Company adopted a code of ethics that applies to all its executive officers and employees. The Company undertakes to provide any person with a copy of its code of ethics free of charge. Please contact Mr. Bradley M. Colby at (303) 385-1230 to request a copy of the Company’s code of ethics. Management believes the Company’s code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Executive Compensation

The following table sets forth certain annual and long-term compensation paid to our Chief Executive Officer and our executive officers.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards			All Other
Name and Principal Position	Year	Salary		Bonus		Stock	Options		Compensation
		($)		($)			(#)
Bradley M. Colby*	2005	60,000	*	165,000	*	—	1,443,800	*	—
President, Chief Executive Officer,
Treasurer, Chief Financial Officer,
Secretary, and Director

Frederick Fisher*	2005	—		—		—	—		—
President, Chief Executive Officer,	2004	—		—		—	—		—
Treasurer, and Chief Financial Officer

(*)
Effective November 4, 2005, Mr. Fisher resigned positions he held as executive officers of the Company. On the same date, Mr. Colby was appointed as the Company’s President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Secretary. Mr. Colby’s employment agreement provides that Mr. Colby is entitled to a signing bonus of $165,000, an annual salary of $60,000, and an option to purchase 1,443,800 shares (post-split) of the Company’s common stock.

Stock Options

The following table lists our stock option grants during 2005 to the officers named in the Summary of Executive Compensation Table.

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Bradley M. Colby	1,443,800	100%	$1.00	11/7/2015

Option Exercises and Values at December 31, 2005

The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Executive Compensation Table as of December 31, 2005. The table contains values for “in the money” options, meaning a positive spread between the year-end price of $0.50 per share and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

Aggregated Option/SAR Exercises in the Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Securities Underlying Options at FYE (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FYE ($) Exercisable/Unexercisable

Bradley M. Colby	—	—	—/1,443,800	$	—/$—

Employment Agreements

On December 9, 2005, the Company entered into an Employment Agreement with Bradley M. Colby, in connection with Mr. Colby’s appointment as the Company’s President, Chief Executive Officer, Treasurer, Chief Financial Officer and Secretary, which agreement has an effective date of November 7, 2005. The Employment Agreement provides that Mr. Colby is entitled to a signing bonus of $165,000, payable directly to him or on his behalf, and an annual salary of $60,000. In addition, Mr. Colby was granted an option to purchase 1,443,800 shares of the Company’s common stock at a per share exercise price of $1.00, which option will vest in an equal amount every six months over a period of three years. The Employment Agreement, which has a two-year term, also provides that all of the shares of the Company’s common stock held of record or beneficially by Mr. Colby are subject to a repurchase right in favor of the Company as follows. First, with respect to the 2,500,000 shares held of record by Mr. Colby, 25% of such shares will be released from the repurchase right at the beginning of every six-month period beginning on the effective date of the Employment Agreement such that all of such shares will be released from the repurchase right at the end the two-year anniversary of the effective date of the Employment Agreement. Second, with respect to the 750,000 shares held beneficially by Mr. Colby, 100% of such shares will be released from the repurchase right at the one-year anniversary of the effective date of the Employment Agreement. Mr. Colby disclaims beneficial ownership to the 750,000 shares, which are held of record by five members of his immediate family. The Employment Agreement also imposes certain transfer restrictions on all of these shares, which are in addition to those imposed by applicable federal and state securities laws. In the event that Mr. Colby’s employment is terminated by the Company without cause or for good reason, then Mr. Colby will be entitled to a severance payment equal to one year of his salary, any unvested portion of his option will vest in full immediately and the repurchase right will terminate immediately with respect to all of the 3,250,000 shares held by Mr. Colby.

There are no other employment agreements between the Company and any named executive officer.

Compensation of Directors

We do not currently compensate our directors in cash for their service as members of our Board of Directors. We do reimburse our directors for reasonable expenses in connection with attendance at board meetings. The Company granted Mr. Anderson an option to purchase 500,000 shares of the Company’s common stock, which option has an exercise price of $1.00 per share. The option vests in an equal amount every six months over a period of three years with vesting commencing on November 7, 2005.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of January 30, 2007, we had 42,550,000 shares of common stock outstanding.

The table following sets forth information regarding the beneficial ownership of common stock for each person who is known by us to be the beneficial owner of more than five percent of our voting securities, for each of our directors and named executive officers, and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated.

For purposes of this table, a person is deemed to be the “beneficial owner” of the number of shares of common stock that such person has the right to acquire within 60 days of January 30, 2007, through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner/Management	Number of Shares	Percent of Class
Bradley M. Colby(1)	3,731,267	8.7%
John Anderson(2)	166,667	*
Dennis Eldjarnson(3)	2,800,000	6.6%
Credit Suisse Client Nominees (UK) Limited (4)	4,389,562	< 9.99%
All directors and executive officers as a group (2 persons) (5)	3,897,934	9.0%

* represents less than one percent.

(1)
Includes 2,500,000 shares (post-split) of common stock owned by Mr. Colby and an aggregate of 750,000 shares (post-split) of common stock owned by five members of his immediate family as to which he disclaims beneficial ownership. Also includes 481,267 shares exercisable within sixty (60) days of January 30, 2007, pursuant to an option. The business address for this person is 2120 West Littleton Blvd., Suite 300, Littleton, Colorado 80120.

(2)
Includes 166,667 shares exercisable within sixty (60) days of January 30, 2007, pursuant to an option. The business address for this person is Suite 1300-885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3E8.

(3)	The address for this person is 2312 Walking Crescent, Mississauga, Ontario, Canada L5K 1Z7.

(4)
The warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided , however , that upon the holder providing the Company with sixty-one (61) days notice (the “Waiver Notice”) that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice. The number of shares of common stock shown as beneficially owned is 4,389,562, which includes 3,000,000 shares of issued common stock and 1,389,562 shares of common stock underlying the warrants that are issuable within sixty (60) days. Six million (6,000,000) shares of common stock are being registered for sale by this registration statement, as that number includes the 3,000,000 issued shares and 3,000,000 shares underlying the warrants, not all of which underlying shares are currently issuable or issuable within the next sixty (60) days. The business address for this person is One Cabot Square, London, United Kingdom E14 4QJ.

(5)	Includes all shares and options described in footnotes 1 and 2 above.

SELLING STOCKHOLDERS

As used herein, the term “selling stockholder” also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this prospectus. The selling stockholders named below are not broker-dealers registered with the SEC or entities engaged in a business that would require them to be so registered. In addition, the selling stockholders do not have any agreement or understanding, directly or indirectly, to distribute any of the shares of common stock being registered pursuant to this registration statement.

The following table sets forth certain information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of January 30, 2007. We have determined beneficial ownership in accordance with the rules of the SEC.

Except as otherwise indicated below, none of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the shares being registered for sale hereby or our other securities. To our knowledge and except as described below, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. The inclusion of shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. The shares being registered by this prospectus may be offered from time to time by the selling stockholders named below. For each selling stockholder, the table below assumes the sale by that selling stockholder of all of its chares of common stock available for resale under this prospectus.

Name	Number of Shares Beneficially Owned Before Offering**	Percentage of Outstanding Shares	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares

Avon Trading Partners Inc.(1)	1,100,000	2.6	1,100,000	—	—
Mainland Investments Inc.(2)	1,152,000	2.7	1,152,000	—	—
FPFS CS Ireland Ltd. a/c 50-202644(3)	2,000,000	4.6	2,000,000	—	—
Bank Julius Baer & Co. Ltd(4)	1,692,000	3.9	1,692,000	—	—
Finter Bank Zurich(5)	1,980,000	4.5	1,980,000	—	—
Tobin Family Trust(6)	400,000	*	400,000	—	—
BMO Nesbitt Burns in trust for k/c 402-20141-22(7)	800,000	1.9	800,000	—	—
Aran Asset Management SA(8)	400,000	*	400,000	—	—
Semper Gestion SA(9)	2,200,000	5.0	2,200,000	—	—
Sequoia Aggressive Growth Fund Ltd(10)	1,200,000	2.8	1,200,000	—	—
Heritage Bank & Trust SA(11)	1,600,000	3.7	1,600,000	—	—
Rahn & Bodmer(12)	400,000	*	400,000	—	—
Arbutus Gardens Apartments Corporation(13)	800,000	1.9	800,000	—	—
Francis G. O’Hara	200,000	*	200,000	—	—
Rush & Co(14).	2,000,000	4.6	2,000,000	—	—
UBS AG(15)	1,200,000	2.8	1,200,000	—	—
Guy-Philippe Bertin	200,000	*	200,000	—	—
Credit Suisse Client Nominees (UK) Limited (16)	4,389,562	< 9.99	6,000,000	—	—
Credit Agricole (Suisse) SA(17)	880,000	2.0	880,000	—	—
Canaccord Capital Corporation In Trust For Robert Badyk	20,000	*	20,000	—	—
Canaccord Capital Corporation In Trust For William J Boden	40,000	*	40,000	—	—
Canaccord Capital Corporation In Trust For John K Kocela	60,000	*	60,000	—	—
Canaccord Capital Corporation In Trust For Rodney Kray	20,000	*	20,000	—	—
Canaccord Capital Corporation In Trust For Patricia Massitti	20,000	*	20,000	—	—
Canaccord Capital Corporation In Trust For Terry Sklavenitis	40,000	*	40,000	—	—
Canaccord Capital Corporation In Trust For Mark Yeung	80,000	*	80,000	—	—
Canaccord Capital Corporation In Trust For Peter K B Yew	20,000	*	20,000	—	—
Canaccord Capital Corporation In Trust For Pak-Seng Wong	20,000	*	20,000	—	—
Canaccord Capital Corporation In Trust For Pact Consulting Enterprises Ltd(18)	20,000	*	20,000	—	—
Canaccord Capital Corporation In Trust For Munday Maxwell & Gaylene Association “Mga”(19)	600,000	1.4	600,000	—	—
Canaccord Capital Corporation In Trust For Watson Mobile Homes(20)	40,000	*	40,000	—	—
Canaccord Capital Corporation In Trust For Kyung Chun Min	30,000	*	30,000	—	—
Canaccord Capital Corporation In Trust For Richard H Machin	80,000	*	80,000	—	—

Name	Number of Shares Beneficially Owned Before Offering**	Percentage of Outstanding Shares	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares
Canaccord Capital Corporation In Trust For Salman Jamal	10,000	*	10,000	—	—
Canaccord Capital Corporation In Trust For Judith Ann Bates	80,000	*	80,000	—	—
Canaccord Capital Corporation In Trust For Mark P Waslen	10,000	*	10,000	—	—
Canaccord Capital Corporation In Trust For Liaqat A Khan	30,000	*	30,000	—	—
Canaccord Capital Corporation In Trust For Hollyvale Limited(21)	60,000	*	60,000	—	—
Canaccord Capital Corporation In Trust For Northcity Investments Corp(22)	80,000	*	80,000	—	—
Canaccord Capital Corporation In Trust For Amaran M Tyab	40,000	*	40,000	—	—
Canaccord Capital Corporation In Trust For Tsvi Adler	40,000	*	40,000	—	—
Canaccord Capital Corporation In Trust For Doren D Quinton	16,000	*	16,000	—	—
Canaccord Capital Corporation In Trust For Ulf Von Dehn	40,000	*	40,000	—	—
Canaccord Capital Corporation In Trust For Robert W Y Kung	40,000	*	40,000	—	—
Yuri Baybazarov	80,000	*	80,000	—	—
Taverham Company Ltd(23)	350,000	*	350,000	—	—
Barbarino Invest Corp(24)	400,000	*	400,000	—	—
Mario L. Degani	80,000	*	80,000	—	—
Terry Sklavenitis	200,000	*	200,000	—	—
Bradley M. Colby(25)	3,731,267	8.7	3,250,000	481,267	1.1

Total	32,581,267	—	32,100,000	—	—

*   represents less than one percent.

** Other than Credit Suisse Client Nominees (UK) Limited, Taverham Company Ltd., and Bradley M. Colby, the number of shares represented as beneficially owned is equally divided between shares issued in private placements and the number of shares underlying warrants issued in such private placements. With respect to Credit Suisse Client Nominees (UK) Limited, see footnote 16 for a discussion of the number of shares beneficially owned by it before the offering.

(1)	David Craven is the person who has voting and investment control over the shares listed in the table.

(2)	Steven Drayton is the person who has voting and investment control over the shares listed in the table.

(3)	Timothy D. Mann and Rex Josephat Wong are the persons who have voting and investment control over the shares listed in the table.

(4)	Urs Mettler and Werner Gunthard are the persons who have voting and investment control over the shares listed in the table.

(5)	Roger Curchod and Franz Zimmermann are the persons who have voting and investment control over the shares listed in the table.

(6)	Morrie Tobin is the person who has voting and investment control over the shares listed in the table.

(7)	Merfyn Roberts is the person who has voting and investment control over the shares listed in the table.

(8)	Jakob Baumgartner and Katharina Benkei are the persons who have voting and investment control over the shares listed in the table.

(9)	Henri De Raemy is the person who has voting and investment control over the shares listed in the table.

(10)	Olivier Couriol is the person who has voting and investment control over the shares listed in the table.

(11)	Sacha Rudaz is the person who has voting and investment control over the shares listed in the table.

(12)	Fabio Feller is the person who has voting and investment control over the shares listed in the table.

(13)	John D. L. Mackay is the person who has voting and investment control over the shares listed in the table.

(14)	Christopher S. Nestel is the person who has voting and investment control over the shares listed in the table.

(15)	Peter Menzi and Hendrik Geldenhuys are the persons who have voting and investment control over the shares listed in the table.

(16)
Philip Richards is the person who has voting and investment control over the shares listed in the table. The warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided , however , that upon the holder providing the Company with sixty-one (61) days notice (the “Waiver Notice”) that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice. The number of shares of common stock shown as beneficially owned is 4,389,562, which includes 3,000,000 shares of issued common stock and 1,389,562 shares of common stock underlying the warrants that are issuable within sixty (60) days. Six million (6,000,000) shares of common stock are being registered for sale by this registration statement, as that number includes the 3,000,000 issued shares and 3,000,000 shares underlying the warrants, not all of which underlying shares are currently issuable or issuable within the next sixty (60) days.

(17)	Paul Bawab is the person who has voting and investment control over the shares listed in the table.

(18)	Paul Gauthier is the person who has voting and investment control over the shares listed in the table.

(19)	Maxwell Munday is the person who has voting and investment control over the shares listed in the table.

(20)	Kenneth Watson is the person who has voting and investment control over the shares listed in the table.

(21)	Jeremy Spring is the person who has voting and investment control over the shares listed in the table.

(22)	Shahid Ahmed is the person who has voting and investment control over the shares listed in the table.

(23)	Mark Groves-Gidney is the person who has voting and investment control over the shares listed in the table.

(24)	Gerold Hoop is the person who has voting and investment control over the shares listed in the table.

(25)
Includes 481,267 shares exercisable within sixty (60) days of January 30, 2007 pursuant to an option and 750,000 shares held of record by five of Mr. Colby’s immediate family members. Mr. Colby disclaims beneficial ownership with respect to these 750,000 shares. Mr. Colby has held the position of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary, and Director of the Company since November 4, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Company’s acquisition of the BSSV Project, and after the related 35-for-1 forward stock split and the related merger of our wholly owned subsidiary, Mr. Colby acquired beneficial ownership of 26,250,000 shares (post-split) of our common stock held by Frederick Fisher and Chris Sturdy, two former directors of the Company, of which 23,000,000 shares (post-split) were then returned to the Company for cancellation by Mr. Colby and are no longer outstanding. As a result, Mr. Colby acquired 3,250,000 shares (post-split) of our common stock.

DESCRIPTION OF PROPERTY

The BSSV Project entitles the Company the right to acquire a fifty percent (50%) working interest in federal oil and gas leases covering approximately 82,184 gross acres in Nye County, Nevada. The leases have a primary term of ten years from and after June 2005. The leases can be extended beyond their primary terms by commercial production therefrom.

Effective April 17, 2006, the Company entered into a letter agreement with Eden Energy with respect to the Company’s right to participate with Eden Energy in the Cherry Creek Project. The Cherry Creek Project will entitle the Company the right to acquire a 50 percent working interest in federal oil and gas leases covering approximately 77,000 gross acres in central eastern Nevada. The Company is in the process of finalizing its exploration program for 2006 and a definitive participation agreement with respect to the Cherry Creek Project. The leases have a primary term of ten years from and after March 2006. The leases can be extended beyond their primary terms by commercial production therefrom.

The Quad 14 Project entitles the Company the right to acquire up to a 9.1875 percent working interest in oil and gas leases covering approximately 255 square kilometer acreage block located in Quad 14 in the North Sea. The Quad 41/42 Project entitles us the right to acquire a 10 percent working interest in oil and gas leases covering a 970 square kilometer acreage block located in Quad 41 and Quad 42 in the North Sea. The lease for the North Sea projects will expire in October of 2007.

We do not currently own or lease any other property.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 875,000,000 shares of common stock, $0.001 par value. Our common stock is the only class of voting securities issued and outstanding. Each share of common stock is entitled to one vote. On January 30, 2007 there were 42,550,000 shares of our common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders’ meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for dividends, subject to any credit facility which we may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Each selling stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement to cover short sales of our common stock made prior to the date on which the registration statement was declared effective by the Securities and Exchange Commission.

LITIGATION

We are not currently a party to any material legal proceeding.

LEGAL MATTERS

The validity of the common stock sold pursuant to this prospectus has been passed upon for us by Bryan Cave LLP, Irvine, California.

EXPERTS

Kelly & Company (“Kelly”), an independent registered public accounting firm, audited the Company’s consolidated financial statements for the fiscal year ended 2005, as stated in their report appearing elsewhere herein, which have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Franklin Griffith and Associates (“Griffith”) audited the Company’s consolidated financial statements for the fiscal year ended 2004, as stated in their report appearing elsewhere herein, which have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We have filed this registration statement on Form SB-2 with the SEC covering the registration of shares of common stock held by the selling stockholder. This prospectus does not contain all of the information presented in the registration statement and the exhibits and schedule that were filed with the registration statement. We have omitted some of that information under the SEC’s rules and regulations. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files annual, quarterly, and current reports, proxy and information statements and other information with the SEC. These documents and the registration statement may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You can also get copies of these documents through the SEC’s Internet address at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain our Web site at www.eternalenergy.com. Our Web site and the information contained or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

Kelly & Company
CERTIFIED PUBLIC ACCOUNTANTS
AUDIT
TAX
SEC REPORTING

Member, American Institute of Certified Public Accountants (Since 1974)

Registered with the Public Company Accounting Oversight Board (Since 2003)

Report of Independent Registered Public Accouning Firm

Board of Directors and Shareholders
Eternal Energy Corp. (formerly Golden Hope Resources, Inc.)

We have audited the accompanying balance sheet, restated of Eternal Energy Corp. (formerly Golden Hope Resources Corporation) (a Nevada corporation) (a Company in the Development Stage), as of December 31, 2005 and the related restated statements of operations, stockholders' equity and cash flows for the year then ended. These restated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these restated financial statements based on our audit. The Company's financial statements as of and for the year ended December 31, 2004 and for the period from July 25, 2003 (inception) to December 31, 2004 were audited by other auditors whose report, dated March 27, 2005, on those statements included an explanatory paragraph that described that the Company had suffered losses from operations, all of which raise substantial doubt about its ability to continue as a going concern as discussed in Note 1 to those financial statements. The financial statements for the year ended December 31, 2004 and for the period from July 25, 2003 (inception) through December 31, 2004 reflected net losses of $33,772 and $48,325, respectively. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and the results of its operations and its cash flows for the year then ended and for the period from July 25, 2003 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 *Correction of Errors* the Company has restated its financial statements as of December 31, 2005 and for the year then ended to record oil and gas explpration costs based on the full cost method and to record as warrant derivative liabilities certain warrants that have registration rights.

Kelly & Company
Costa Mesa, California
November 10, 2006

3151 Airway Avenue, Suite E-1 • Costa Mesa, California 92626
(714) 918-4505 • Fax (714) 918-4510 • www.kelly-co.com

F-2

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Balance Sheet

December 31, 2005

Restated
ASSETS
Current assets:
Cash	$117,259
Prepaid compensation	76,250

Total current assets	193,509

Oil and gas properties	757,000

Total assets	$950,509

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$38,387
Accrued officer's payroll	24,042
Warrant derivative liability	75,442

Total current liabilities	137,871

Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value, 875,000,000 shares authorized, 28,876,000 shares issued and outstanding	28,876
Additional paid-in capital	1,062,224
Deficit accumulated during the development stage	(278,462)

Total stockholders' equity	812,638

Total liabilities and stockholders' equity	$950,509

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Statements of Operations

For the Each of the Two Years in the Period Ended December 31, 2005 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

	December 31,		For the Period From July 25, 2003 (Inception) to December 31,
	2005	2004	2005
	Restated		Restated
Operating expenses:
Exploration costs	$—	$12,000	$24,600
General and administrative	144,755	2,700	149,408
Professional fees	94,854	19,083	113,937
Gain on warrant derivative	(9,458)	—	(9,458)

Total operating loss	(230,151)	(33,783)	(278,487)
Interest income	14	11	25

Net loss	$(230,137)	$(33,772)	$(278,462)

Net loss per common share - basic and diluted	$(0.01)	$0.00	$(0.01)

Weighted average number of shares outstanding - basic and diluted	47,513,847	48,708,333	44,172,183

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Statements of Stockholders' Equity

For the Period From July 25, 2003 (Inception) to December 31, 2005

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders Equity
	Capital	Amount	(2005 Restated)	(2005 Restated)	(2005 Restated)
Balance, July 25, 2003 (Inception)	—	—	—	—	—
Common stock issued for cash in July 2003 at $0.00057 per share	8,750,000	$8,750	$(3,750)	—	$5,000
Common stock issued for mining claims based upon the fair value of the stock of $0.00057 per share in July 2003	17,500,000	17,500	(7,500)	—	10,000
Net loss	—	—	—	$(14,553)	(14,553)

Balance, December 31, 2003	26,250,000	26,250	(11,250)	(14,553)	447
Common stock issued for cash at $0.00143 per share in February 2004	24,500,000	24,500	10,500	—	35,000
Net loss	—	—	—	(33,772)	(33,776)

Balance, December 31, 2004	50,750,000	50,750	(750)	(48,325)	1,675
Cancellation of shares	(23,000,000)	(23,000)	23,000	—	—
Common stock and warrants issued for cash in December 2005 at $1.00 per equity unit	1,126,000	1,126	1,124,874	—	1,126,000
Value of warrant derivative			(84,900)	—
Net loss, as restated	—	—	—	(230,137)	(230,137)
Balance, December 31, 2005, as restated	28,876,000	$28,876	$1,062,224	$(278,462)	$812,638

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Statements of Cash Flows

For Each of the Two Years in the Period Ended December 31, 2005 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

	December 31,		For the Period From July 25, 2003 (Inception) to December 31,
	2005	2004	2005
	Restated		Restated
Cash flows provided by (used in) operating activities:
Net loss	$(230,137)	$(33,772)	$(278,462)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain on warrant derivative	(9,458)	—	(9,458)
Changes in operating assets and liabilities:
Increase in prepaid compensation	(76,250)	—	(76,250)
Increase in accounts payable and accrued liabilities	16,204	302	18,387
Increase in accrued officer's payroll	44,042	—	44,042
Net cash used in operating activities	(255,599)	(33,470)	(301,741)
Cash flows used in investing activities:
Additions to oil and gas properties	(757,000)	—	(757,000)
Net cash used in investing activities	(757,000)	—	(757,000)

Cash flows provided by financing activities:
Proceeds from issuance of common stock and warrants	1,126,000	35,000	1,176,000

Net cash provided by financing activities	1,126,000	35,000	1,176,000
Net increase in cash	113,401	1,530	117,259
Cash - beginning of period	3,858	2,328	—
Cash - end of period	$117,259	$3,858	$117,259

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

1.  Description of Business and Development Stage Operations

Eternal Energy Corp. (formerly Golden Hope Resources Corp.) (the "Company") was incorporated in the state of Nevada on July 25, 2003. The Company's business plan is to develop and engage in the acquisition, exploration and development of natural resource properties. At December 31, 2005, the Company has entered into participation agreements related to oil and gas exploration projects in the Big Sand Spring Valley Prospect located in Nye County, Nevada and UKCS Quad 14 located in the North Sea. In January 2006, the Company entered into a participation agreement in UKCS Quad 41 and 42 also located in the North Sea. The Company's mining claims in British Columbia lapsed during 2005.

2.  Correction of Errors

The accompanying financial statements as of December 31, 2005 and for the year then ended have been restated to reflect the correction of errors made in the recordation of certain oil and gas exploration costs and of warrants to purchase shares of common stock that have registration rights. These errors had no effect on the financial statements of any prior year. Details of these corrections are as follows:

Increase in oil and gas properties	$90,000
Increase in warrant derivative liability	(75,442)
Decrease in additional paid-in capital	84,900
Decrease in exploration costs	(90,000)
Increase in gain on warrant derivatives	(9,458)

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

2.  Correction of Errors, Continued

Balance sheet as of December 31, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
Cash	$117,259	—	$117,259
Prepaid compensation	76,250	—	76,250
Total current assets	193,509	—	193,509
Oil and gas properties	667,000	$90,000	757,000

Total assets	$860,509	$90,000	$950,509

Accounts payable and accrued liabilities	$38,387	—	$38,387
Accrued officer's payroll	24,042	—	24,042
Warrant derivative liability		$75,442	$75,442

Total current liabilities	62,429	75,442	137,871

Common stock	28,876	—	28,876
Additional paid-in capital	1,147,124	(84,900)	1,062,224
Deficit accumulated during the development stage	(377,920)	99,458	(278,462)

Total shareholders' equity	798,080	14,558	812,638
Total liabilities and shareholders' equity	$860,509	$90,000	$950,509

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

2.  Correction of Errors, Continued

Statement of operations for the year ended December 31, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
Operating expenses:
Exploration costs	$90,000	$(90,000)	—
General and administrative	144,755	—	144,755
Professional fees	94,854	—	94,854
Gain on warrant derivative	—	(9,458)	(9,458)

Operating loss	329,609	(99,458)	230,151
Interest income	14	—	14

Net loss	$329,595	$(99,458)	$230,137
Net loss per common share - basic and diluted	$0.01	—	$0.01
Weighted average number of shares outstanding - basic and diluted	47,513,847	—	47,513,847

Statement of operations for the period from July 25, 2005 (inception) to December 31, 2005:

Operating expenses:
Exploration costs	$114,600	$(90,000)	$24,600
General and administrative	149,408	—	149,408
Professional fees	113,937	—	113,937
Gain on warrant derivative	—	(9,458)	(9,458)

Operating loss	(377,945)	(99,458)	(278,487)
Interest income	25	—	25

Net loss	$(377,920)	$(99,458)	$(477,378)
Net loss per common share - basic and diluted	$0.01	—	$0.01
Weighted average number of shares outstanding - basic and diluted	44,172,183	—	44,172,183

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

3.  Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Development Stage Operations

The Company is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises . Its operations have been limited to general administrative operations and a limited amount of exploration, and it has incurred losses totaling $278,462 for the period from July 25, 2003 (inception) to December 31, 2005 and has minimum future drilling obligations of $5 million as of December 31, 2005. The Company's ability to continue as a going concern is dependent on its ability to raise additional capital to fund future operations and ultimately to attain profitable operations (see Note 6, Financial Results, Liquidity, and Management's Plan).

Concentration of Credit Risk

At December 31, 2005, $28,509 was held in the trust account of the Company's legal counsel, and therefore may not be subject to FDIC insurance. The Company believes this credit risk is mitigated due to the financial strength of the law firm and the restrictions placed upon the trust account balances by the California State Bar Association. These funds were available to the Company at December 31, 2005.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas reserves are capitalized as incurred. The Company has not capitalized any interest or any of its internal costs related to its investments in oil and gas properties.

In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value" of future net revenues from proved reserves, discounted at a 10 percent interest rate, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

At December 31, 2005 all of the Company’s investments in oil and gas properties are in the exploration stage, and therefore are not subject to the ceiling test.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

3.  Summary of Significant Accounting Policies, Continued

Fair Value of Financial Instruments

In accordance with the requirements of Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 107 Disclosures about Fair Value of Financial Instruments , the Company has determined the estimated fair value of its financial instrument using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current liabilities approximates their carrying values due to their short-term maturity.

Accounting for Stock-Based Employee Compensation

In November 2005, the Company granted options to purchase shares of common stock to its president. As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation , the Company accounts for grants using the intrinsic value method described in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations . Under the intrinsic value method, no stock-based employee compensation cost is recorded when the exercise price is equal to, or higher than, the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123(R), Accounting for Stock-Based Compensation , to stock-based employee compensation, using the straight-line method, for the following periods.

			For the
			Period From
			July 25, 2003
	For the Year Ended December 31,		(Inception) to
	2005	2004	December 31, 2005
Net loss, as reported:	$(230,137)	—	$(278,462)
Less: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(9,159)	—	(9,159)
Pro forma net loss	$(220,978)	—	(269,303)
Loss per share:
Basic and diluted - as reported	$0.01	—	$0.01
Basic and diluted - pro forma	$—	—	$—

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

3.  Summary of Significant Accounting Policies, Continued

Stock Split

In November 2005 the Company forward split its outstanding common shares 35 for 1. All capital accounts, historical share amounts, weighted average share, and loss per share have been restated as if this forward split occurred at inception.

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2005, the Company had outstanding stock options and warrants that can be converted into 2,569,8900 shares of common stock. The options and warrants would have an anti-dilutive effect and, therefore, are not included in diluted loss per share.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred income tax assets and liabilities are measured using tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent obligations in the financial statements and accompanying notes. Our most significant assumptions are the estimates used in the determination of the deferred income tax asset valuation allowance and the determination of the value of the Company’s common shares that were issued for obligations. The estimation process requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from our estimates.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

3.  Summary of Significant Accounting Policies, Continued

New Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123 (R), Share-Based Payment . This Statement eliminates the use of the intrinsic value method described in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees , and requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. We adopted the provisions of Statement No. 123 (R) on January 1, 2006 when it became a mandatory requirement and will utilize the prospective reporting method. The Company does not expect the adoption of this statement to have a material impact on its financial position, results of operations or cash flows.

4.  Oil and Gas Properties

The Company has entered into participation agreements in three exploratory oil and gas properties. Two of these agreements were entered into during the year ended December 31, 2005 and the third was entered into in January 2006. The agreements provide for the Company to have working interests in the wells, if they are successful, ranging from 10% to 50%. The Company paid certain amounts upon execution of the agreements, and is obligated to share in the drilling costs of the exploratory wells. In addition, the Company has agreed to issue shares of its common stock based upon the proven reserves of one of the properties. A description of the oil and gas properties follows.

Big Sand Spring Valley Prospect

The Company acquired a 50% working interest in the property for an initial payment of $667,000 and the obligation for a future payment of $2,000,000 which represents 50% of the initial drilling costs. Subsequently, the Company is obligated to pay 50% of additional drilling costs on this property. In addition, the Company is obligated to issue one million shares of its common stock for each ten million equivalent barrels of net proven oil reserves developed. At December 31, 2005 the Company was not obligated to fund any additional drilling costs nor are there any net proven oil reserves on the property. This participation agreement has a term of ten years.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

4.  Oil and Gas Properties, Continued

North Sea Quad 14

The Company acquired a 10% working interest in this property for an initial payment of $90,000 which is designated as payment for 3-D seismic costs. In March 2006, the Company placed a $1.5 million deposit to serve as a cash bond which represents its share of the estimated the $10 million drilling costs of this exploratory well. In addition, the Company is obligated to pay 15% of production testing, completion, and other costs. The test well has not been completed as of December 31, 2005.

North Sea Quad 41 and 42

In January 2006 the Company acquired a 10% working interest in this property for an initial payment of $75,000 which is designated as payment for 3-D seismic costs. In March 2006, the Company placed a $1.5 million deposit to serve as a cash bond which represents its share of the estimated $10 million drilling costs of the first exploratory well on this property. In addition, the Company is obligated to pay 15% of the production testing, completion, and other costs.

5.  Deferred Income Taxes

There is no current or deferred income tax provision due to the Company's historical losses and valuation allowance.

Significant components of the Company's deferred income tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred income tax assets (liabilities):
Net operating loss carryforward	$112,000	$7,250
Valuation allowance	(112,000)	(7,250)

Net deferred income tax asset	—	—

The Company, based upon its history of losses and management's assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will not be realized through future taxable earnings and has established a valuation allowance for them. The valuation allowance increased by $104,750 during the year ended December 31, 2005.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

5.  Deferred Income Taxes, Continued

Reconciliation of the effective tax rate to the U.S. statutory rate is as follows:

			For the
			Period From
			July 25, 2003
	For the Year Ended December 31,		(Inception) to
	2005	2004	December 31, 2005
Tax expense at U.S. statutory rate	(34.0)%	(34.0)%	(34.0)%
Change in valuation allowance	34.0%	34.0%	34.0%

Effective income tax rate	—	—	—

The Company has federal net operating loss carryforwards of $377,920. The federal net operating loss carryforwards will begin to expire in 2023. A significant portion of the net operating loss carry-forward may not be available to be realized by the Company because of a change in the ownership of the Company's shares of common stock. Due to the uncertainty of its realization and anticipated limitations on the loss carry-forward, a full valuation allowance has been provided for the deferred tax asset.

6.  Commitments and Contingencies

Financial Results, Liquidity and Management's Plan

The Company has incurred net losses for the years ended December 31, 2005 and 2004 and the period from July 25, 2003 (inception) to December 31, 2005 of $230,137, $33,772, and $278,462, respectively. Despite its negative cash flows from operations of $255,599, $33,470, and $301,741 for December 31, 2005 and 2004 and for the period from July 25, 2003 (inception) to December 31, 2005, respectively, the Company has been able to obtain additional operating capital through private equity funding sources. Management's plans include the continued development and eventual implementation of its business plan. The Company has relied upon equity funding and a loan from a related party since inception.

Litigation

The Company is not aware of any litigation matters pending or threatened as of December 31, 2005 that will materially affect the Company's financial statements. The Company may in the future become involved in matters of litigation that the Company considers ordinary routine litigation incidental to the Company's business. The Company's policy is to accrue during a period, as a charge to operations, amounts related to legal matters if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, as required by SFAS No. 5, Accounting for Contingencies.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

6.  Commitments and Contingencies, Continued

Drilling Cost Obligations

As discussed in Note 4, the Company is obligated to fund its share of drilling costs related to its participation in three exploratory oil and gas wells. The minimum obligation on these wells is $5 million, none of which has been expended at December 31, 2005.

Employment Agreement

The Company entered into an employment agreement with its president. This agreement has a term of two years, provides for annual compensation of $60,000 and a signing bonus of $165,000, of which $90,000 has been paid at December 31, 2005. In addition, the Company granted to its president options to purchase 1,443,800 shares of the Company’s common stock at an exercise price of $1.00 per share. The employment agreement also gives the Company the right to repurchase from the president 3,250,000 shares he currently owns upon his termination. The repurchase price is the lesser of the fair market value of the shares on the date the repurchase right is exercised by the Company or $.023 per share.

This repurchase right lapses as follows:

Number of
Date	Shares
May 7, 2006	625,000
November 7, 2006	1,375,000
May 7, 2007	625,000
November 7, 2007	625,000

Total	3,250,000

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

7.  Loss Per Share

The following is a reconciliation of the number of shares used in the calculation of basic loss per share and diluted loss per share for the years ended December 31, 2005 and December 31, 2004 and for the period from July 25, 2003 (inception) to December 31, 2005:

			For the
			Period From
			July 25, 2003
	December 31,		(Inception) to
	2005	2004	December 31, 2005
Net loss	$(230,137)	$(33,772)	$(278,462)
Weighted-average number of common shares outstanding	47,513,847	48,708,333	44,172,183
Incremental shares from the assumed exercise of dilutive stock options	—	—	—
Diluted common shares outstanding	47,513,847	48,708,333	44,172,183

Net loss per share:
Basic	$(0.01)	$0.00	$(0.01)
Diluted	$(0.01)	$0.00	$(0.01)

The following securities were not included in the computation of diluted net loss per share as their effect would have been anti-dilutive:

			For the
			Period From
			July 25, 2003
	December 31,		(Inception) to
	2005	2004	December 31, 2005
Options to purchase common stock	1,443,800	—	1,443,800
Warrants to purchase common stock	1,126,000	—	1,126,000

As described in Note 10, in March and May 2006 the Company issued a total of 13,124,000 shares of its common stock and warrants to purchase 13,124,000 shares of its common stock. The issuance of these securities will have the effect of reducing net loss per share.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

8.  Stock Based Compensation

During the year ended December 31, 2005 the Company granted options to purchase 1,443,800 shares of its common stock to its president. The exercise price of these options is $1.00 per share, which exceeded the market price on the effective date of grant. The options vest at the rate of 240,633 shares at the end of each six month period from the effective date of grant, and all become exercisable on November 7, 2008. None of these options were exercisable at December 31, 2005.

The Company applies APB Opinion No. 25 in accounting for stock options granted to employees and does not recognize compensation expense when the exercise price of the options equals or exceeds the fair value of the shares on the date of grant. FASB Statement No. 123(R) requires pro forma earnings information determined as if employee stock options were accounted for under the fair value method and is disclosed in Note 3.

The weighted average estimated fair value of the stock options granted during the year ended December 31, 2005 was $0.12970 per share. The amount was determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.

The assumptions used in the Black-Scholes option pricing model for the stock options granted during the one year period ended December 31, 2005 and for the period from July 25, 2003 (inception) to December 31, 2005 were as follows:

			For the
			Period From
			July 25, 2003
	December 31,		(Inception) to
	2005	2004	December 31, 2005
Risk-free interest rate	4.41%	—	4.41%
Expected volatility of common stock	1.01	—	1.01
Dividend yield	$0.00	—	$0.00
Expected life of options	3 years	—	3 years
Weighted average fair market value of options granted	$0.1297	—	$0.1297

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

9.  Equity Transactions

Common Shares Split

In November 2005 the Company’s Board of Directors approved a 35 for 1 forward split of its issued and outstanding common shares. All capital accounts, historical share amounts, weighted share and loss per share data give effect to this stock split in all periods presented.

Redemption of Common Shares

In November 2005, an officer of the Company contributed 23 million common shares to the Company for cancellation. In addition, he received a cash payment for prior services of $75,000 and cancelled all amounts otherwise due.

Sale of Equity Units

In November 2005, the Company sold 1,126,000 equity units through a private placement offering. Each equity unit consisted of one share of the Company’s common stock and one warrant to purchase a share of the Company’s common stock at $1.20 per share. The per equity unit price was $1.00 for aggregate value of $1,126,000. The equity units have a registration rights agreement that require the Company to file a registration statement with the Securities and Exchange Commission covering the shares and shares to be issued upon exercise of the warrants within 90 days of the purchase of the equity units. The registration rights agreement provide for liquidated damages equal to one percent of the proceeds of the unit sales for each thirty day period in which the registration statement is not filed after the 90 day period. The Company did not file the registration statement within the 90 day period, however the purchasers of the equity units have waived their liquidated damage rights until June 29, 2006. The registration statement was filed in June 2006, but was not effective by August 21, 2006.

Sales of Common Shares for Cash

In July 2003 a former officer who at the time was a major shareholder purchased 8,750,000 shares of common stock for $5,000 or $0.00057 per share.

In February 2004 a former member of the Board of Directors and a Company officer purchased 24,500,000 shares of common stock for $35,000 or $0.00143.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

9.  Equity Transactions, Continued

Exchange Common Shares for Mining Claims

In July 2003 a former officer who at the time was a major shareholder exchanged mining claims that he had bought for $10,000 for 17,500,000 shares of common stock or $0.00057 per share based upon the fair value of the common stock at that time.

Warrants

Total warrants issued during the year ended, and outstanding at December 31, 2005	1,126,000
Exercise price per warrant	$1.20
Expiration date	November 6, 2007

The warrants are exercisable at anytime until they expire.

Warrant Derivative Liability

The holders of the warrants to purchase shares of the Company’s common stock have registration rights that require the Company to file a registration statement with the Securities and Exchange Commission to register for resale the common stock to be issued upon exercise of the warrants. Because the ability to register the shares to be issued upon exercise is deemed to be outside the control of the Company, the initial fair value of the warrants were recorded as a financial instrument derivative liability and are marked to market at the end of each reporting period. At August 21, 2006 the registration statement is not effective.

The Company estimated the fair value of the warrants using the Black-Scholes valuation model with the following assumptions:

		December 31,
	Inception	2005
Term	24 months	22 months
Risk free interest rate	4.34%	4.34%
Volatility	101%	101%
Dividend	-0-	-0-

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of December 31, 2005,
For Each of the Two Years in the Period Ended December 31, 2005 and 2004 and
For the Period From July 25, 2003 (Inception) to December 31, 2005

9.  Equity Transactions, Continued

Shares Reserved for Future Issuance

The Company has reserved shares for future issuance upon exercise of outstanding options and warrants as follows:

Options	1,443,800
Warrants	1,126,000

Total at December 31, 2005	2,569,800
Warrants issued in March 2006	11,876,000

Total	14,445,800

These amounts do not include any shares that may have to be issued upon the discovery of net proved reserves in the Nevada oil and gas property.

10.  Subsequent Event

Sales of Equity Units

In March and May 2006, the Company sold a total of 13,124,000 equity units through a private placement offering. Each equity unit consisted of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock at $1.00 per share. The per equity unit price was $0.50 with net proceeds of $6,149,760. The equity units have a registration rights agreement similar to that associated with the equity unit sale in 2005.

Letter of Intent

In August 2006, the Company entered into a letter of intent to acquire a company that owns various oil and gas leases, overriding royalty interests and related rights and equipment located in Alberta, Canada. The Company made a deposit of $224,825.In November 2006, the Company cancelled the letter of intent and will forfeit $125,000 of its deposit.

Exercise of Warrants

In August 2006, warrants to purchase 200,000 shares of the Company's common stock were exercised, with total proceeds of $200,000.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Index to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Index to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

Financial Statements of Eternal Energy Corp. (formerly Golden Hope Resources Corp.) (A Company in the Development Stage):

Balance Sheet as of September 30, 2006	F-25
Statements of Operations For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and for the Period from July 25, 2003 (Inception) to September 30, 2006	F-26
Statements of Cash Flows For Each of the Nine-Month Periods Ended September 30, 2006 and 2005 and for the Period From July 25, 2003 (Inception) to September 30, 2006	F-27
Notes to the Financial Statements as of September 30, 2006 and For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and for the Period From July 25, 2003 (Inception) to September 30, 2006
F-29

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Balance Sheet

September 30, 2006

ASSETS

Current assets:
Cash	$2,395,297
Prepaid compensation	14,375

Total current assets	2,409,672

Oil and gas properties	1,357,067
Deposits	3,000,000

Total assets	$6,766,739

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$48,708
Accrued officer's payroll	34,769
Warrant derivative liability	2,435,166

Total current liabilities	2,518,643

Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value, 875,000,000 shares authorized, 42,550,000 shares issued and outstanding	42,550
Additional paid-in capital	1,409,277
Deficit accumulated during the development stage	2,796,269

Total stockholders' equity	4,248,096

Total liabilities and stockholders' equity	$6,766,739

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Statements of Operations

For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

	For the Nine-Month Period Ended		For the Three-Month Period Ended		For the Period From July 26, 2003 (Inception) to
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005	September 30, 2006
Operating expenses:
Exploration costs	—	—	—	—	$(24,600)
General and administrative	$(422,652)	$(2,315)	$(164,694)	$(4,630)	(572,059)
Professional fees	(216,377)	(2,500)	(70,807)	(5,000)	(330,314)
Gain on derivatives	3,708,412	—	5,496,544	—	3,717,870

Total operating income (loss)	3,069,383	(4,815)	5,261,043	(9,630)	2,790,897
Interest income	5,347	14	5,347	—	5,372

Net income (loss)	$3,074,730	$(4,801)	$5,266,390	$(9,630)	$2,796,269
Income per common share, net - basic	$0.08	$0.00	$0.13	$0.00	$0.07
Weighted average number of shares outstanding - basic	37,983,333	50,750,000	42,450,000	45,653,300	42,706,632

The accompanying notes are an integral part of the financial statements

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Statements of Cash Flows

For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

	For the Nine-Month Period Ended,		For the Period From July 25, 2003 (Inception) to
	September 30, 2006	September 30, 2005	September 30, 2006
Cash flows provided by (used in) operating activities:
Net loss	$3,074,730	$(4,801)	$2,796,269
Adjustments to reconcile net loss to net cash used by operating activities:
Non cash transactions:
Stock based compensation	79,314	—	79,314
Gain on warrant derivative	(3,708,412)	—	(3,717,870)
Changes in operating assets and liabilities:	—	—	——
Decrease (increase) in prepaid compensation	61,875	—	(14,375)
Increase in accounts receivable - other		(1,500)	—
Increase in accrued payroll-related costs	10,727	—	10,727
Increase (decrease) in accounts payable - related party	10,321	(1,881)	48,708
Net cash used in operating activities	(471,445)	(8,182)	(773,185)

Cash flows used in investing activities:
Increase in drilling deposits	(3,000,000)	—	(3,000,000)
Additions to oil and gas properties	(600,067)	—	(1,357,067)

Net cash used in investing act.	(3,600,067)	—	(4,357,067)

	For the Nine-Month Period Ended,		For the Period From July 25, 2003 (Inception) to
	September 30, 2006	September 30, 2005	September 30, 2006
Cash flows provided by financing activities:
Proceeds from issuance of common stock and warrants	$6,349,550	$35,000	$7,525,549

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Statements of Cash Flows

For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

	For the Nine-Month Period Ended,		For the Period From July 25, 2003 (Inception) to
	September 30, 2006	September 30, 2005	September 30, 2006
Cash flows provided by financing activities:
Proceeds from issuance of common stock and warrants	$6,349,550	$35,000	$7,525,549
Net cash provided by financing activities	6,349,550	35,000	7,525,549
Net increase in cash	$2,278,038	$26,818	$2,395,297
Cash - beginning of period	117,259	2,338	—
Cash - end of period	$2,395,297	$29,156	$2,395,297

Supplemental Disclosure of Cash Flow Information

	For the Nine-Month Period Ended,		For the Period From July 25, 2003 (Inception) to
	September 30, 2006	September 30, 2005	September 30, 2006
Cash paid during the nine-month period for:
Interest	—	—	—
Income taxes	—	—	—

The accompanying notes are an integral part of the financial statements.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

1.  Interim Presentation

The accompanying condensed interim financial statements as of September 30, 2006 and for the three-month and nine-month periods ended September 30, 2006 and 2005 and for the period from July 25, 2003 (inception) to September 30, 2006 are unaudited. In the opinion of management, such condensed financial statements include all adjustments consisting only of normal recurring accruals necessary for the fair presentation of the financial position and the results of operations. The results of operations for the three-month and nine-month periods ended September 30, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year. The interim financial statements should be read in conjunction with the Company's annual report on Form 10-KSB/A as of December 31, 2005.

Certain quarterly, year-to-date and inception-to-date amounts have been reclassified to conform to the current period presentation.

2.  Description of Business and Development Stage Operations

Eternal Energy Corp. (formerly Golden Hope Resources Corp.) (the "Company") was incorporated in the state of Nevada on July 25, 2003. The Company's business plan is to develop and engage in the acquisition, exploration and development of natural resource properties. At September 30, 2006, the Company has entered into participation agreements related to oil and gas exploration projects in the Big Sand Spring Valley Prospect and the Cherry Creek Project, both located in Nye County, Nevada and UKCS Quads 14, 41 and 42 located in the North Sea. The Company's mining claims in British Columbia lapsed during 2005.

3.  Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Development Stage Operations

The Company is considered a development stage company in accordance with Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises . Its operations have been limited to general administrative operations and a limited amount of exploration, and it has incurred losses totaling $921,601 before the gain on warrant derivatives for the period from July 25, 2003 (inception) to September 30, 2006 and has minimum future drilling obligations of $5 million as of September 30, 2006. The Company has on deposit $3 million to be used against these future minimum drilling costs.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

3.  Summary of Significant Accounting Policies, Continued

Concentration of Credit Risk

At September 30, 2006, the Company had $2,178,038 on deposit that exceeded United States (FDIC) federally insurance limit of $100,000 per bank. The Company believes this credit risk is mitigated due to the financial strength of the financial institution.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas reserves are capitalized as incurred. The Company has not capitalized any interest or any of its internal costs related to its investments in oil and gas properties.

In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value" of future net revenues from proved reserves, discounted at a 10 percent interest rate, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

At September 30, 2006, all of the Company’s investments in oil and gas properties are in the exploration stage, and therefore are not subject to the ceiling test.

Fair Value of Financial Instruments

In accordance with the requirements of Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments , the Company has determined the estimated fair value of its financial instrument using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current liabilities approximates their carrying values due to their short-term maturity.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

3.  Summary of Significant Accounting Policies, Continued

Accounting for Stock-Based Employee Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment . This pronouncement amends SFAS No. 123, Accounting for Stock-Based Compensation , ("SFAS No. 123") and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. The Company adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective method and, accordingly, has not restated the consolidated statements of operations for periods prior to January 1, 2006. Under SFAS No. 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), the Company has elected to recognize compensation cost for all options with graded vesting on a straight-line basis over the vesting period of the entire option.

Prior to January 1, 2006, the Company accounted for share-based payment, as permitted by SFAS No. 123 under the intrinsic value method described in APB No. 25. Under the intrinsic value method, no stock-based employee compensation cost is recorded when the exercise price is equal to, or higher than, the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation, using the straight-line method, for the following periods.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

3.  Summary of Significant Accounting Policies, Continued

Accounting for Stock-Based Employee Compensation, Continued

			For the
	For the	For the	Period From
	Three-Month	Nine-Month	July 25, 2003
	Period Ended	Period Ended	(Inception) to
	September 30, 2005	September 30, 2004	September 30, 2005
Net income (loss), as reported	$3,074,730	$(4,801)	$2,796,269
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(15,605)	(46,815)	(55,974)
Pro forma net income	$5,250,785	$3,027,915	$2,740,295
Loss per share:
Basic and diluted - as reported	$0.13	$0.08	$0.07
Basic and diluted - pro forma	$0.13	$0.08	$0.07

There was no effect on net loss or loss per share in the three-month and nine-month periods ended September 30, 2006.

Stock Split

In November 2005, the Company forward split its outstanding common shares 35 for 1. All capital accounts, historical share amounts, weighted average share, and loss per share have been restated as if this forward split occurred at inception.

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

3.  Summary of Significant Accounting Policies, Continued

shares were dilutive. As of September 30, 2006, the Company had outstanding stock options and warrants that can be converted into 15,925,800 shares of common stock. The exercise price of the warrants and options is greater than the market price of shares of the Company's common stock at September 30, 2006, and therefore, the options and warrants would have an anti-dilutive effect and, therefore, are not included in diluted loss per share.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred income tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent obligations in the financial statements and accompanying notes. Our most significant assumptions are the estimates used in the determination of the deferred income tax asset valuation allowance and the determination of the value of the Company’s common shares that were issued for obligations. The estimation process requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from our estimates.

4.  Oil and Gas Properties

The Company has entered into participation agreements in three exploratory oil and gas properties. Two of these agreements were entered into during the year ended December 31, 2005 and the third was entered into in January 2006. The agreements provide for the Company to have working interests in the wells, if they are successful, ranging from 10% to 50%. The Company paid certain amounts upon execution of the agreements, and is obligated to share in the drilling costs of the exploratory wells. In addition, the Company has agreed to issue shares of its common stock based upon the proven reserves of one of the properties. A description of the oil and gas properties follows.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

4.  Oil and Gas Properties, Continued

Big Sand Spring Valley and Cherry Creek Prospect

The Company acquired a 50% working interest in these properties for an initial payment of $667,000 and the obligation for a future payment of $2,000,000 which represents 50% of the initial drilling costs. Subsequently, the Company is obligated to pay 50% of additional drilling costs on this property. In addition, the Company is obligated to issue one million shares of its common stock for each ten million equivalent barrels of net proven oil reserves developed on the Big Sand Spring Valley Prospect. At September 30, 2006 the Company was not obligated to fund any additional drilling costs nor are there any net proven oil reserves on these properties. This participation agreement has a term of ten years.

North Sea Quad 14

The Company acquired a 10% working interest in this property for an initial payment of $90,000 which is designated as payment for 3-D seismic costs. In March 2006, the Company placed a $1.5 million deposit to serve as a cash bond which represents its share of the estimated the $10 million drilling costs of this exploratory well. In addition, the Company is obligated to pay 15% of production testing, completion, and other costs. The test well has not been completed as of September 30, 2006.

North Sea Quad 41 and 42

In January 2006 the Company acquired a 10% working interest in this property for an initial payment of $75,000 which is designated as payment for 3-D seismic costs. In March 2006, the Company placed a $1.5 million deposit to serve as a cash bond which represents its share of the estimated $10 million drilling costs of the first exploratory well on this property. In addition, the Company is obligated to pay 15% of the production testing, completion, and other costs.

5.  Deferred Income Taxes

There is no current or deferred income tax provision due to the Company's historical losses and valuation allowance. The gain or loss on warrant derivatives is not included in the determination of taxable income or loss, and therefore no deferred taxes have been recorded. The gain or loss on warrant derivatives is not taxable and therefore no deferred tax has been recorded.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

6.  Commitments and Contingencies

Financial Results, Liquidity and Management's Plan

The Company has incurred net losses before the gain on warrant derivatives for the three-month and nine-month periods ended September 30, 2006 of $230,154, and $633,682, respectively; and for the period from July 25, 2003 (inception) to September 30, 2006 of $921,601. Despite its negative cash flows from operations of $471,445 for the nine-month period ended September 30, 2006 and $773,185 for the period from July 25, 2003 (inception) to September 30, 2006, respectively, the Company has been able to obtain additional operating capital through private equity funding sources. During the nine-month period ended September 30, 2006, the Company was able to raise additional equity funds of $6,349,760. As of September 30, 2006, the Company had $2,395,297 in cash on hand, but Management's plans include the continued development and implementation of its business plan including a minimum payment of $2,000,000 for the Company’s portion of future drilling costs. The Company has as of yet not recognized any revenue nor have any of its planned drilling projects commenced, and it is still in the developmental phase. The Company has relied upon equity funding and a loan from a related party since inception.

Litigation

The Company is not aware of any litigation matters pending or threatened as of September 30, 2006 that will materially affect the Company's financial statements. The Company may in the future become involved in matters of litigation that the Company considers ordinary routine litigation incidental to the Company's business. The Company's policy is to accrue during a period, as a charge to operations, amounts related to legal matters if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated, as required by SFAS No. 5, Accounting for Contingencies .

Drilling Cost Obligations

As discussed in Note 4, the Company is obligated to fund its share of drilling costs related to its participation in three exploratory oil and gas wells. The minimum obligation on these wells is $5 million, none of which has been expended at September 30, 2006. The Company has made deposits of $3 million to be used for these future drilling costs.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

6.  Commitments and Contingencies, Continued

Employment Agreement

The Company entered into an employment agreement with its president. This agreement has a term of two years, provides for annual compensation of $60,000 and a signing bonus of $90,000 has been paid at September 30, 2006. In addition, the Company granted to its president options to purchase 1,443,800 shares of the Company’s common stock at an exercise price of $1.00 per share. The employment agreement also gives the Company the right to repurchase from the president 1,250,000 shares he currently owns upon his termination. The repurchase price is the lesser of the fair market value of the shares on the date the repurchase right is exercised by the Company or $.023 per share.

This repurchase right lapses as follows:

Number of
Date	Shares
May 7, 2007	625,000
November 7, 2007	625,000
Total	1,250,000

7.  Share-Based Payment

In November 2005, the Company granted options to purchase 1,443,800 shares of its common stock to its president. The exercise price of these options is $1.00 per share, which exceeded the market price on the effective date of grant. The options vest at the rate of 240,633 shares at the end of each six-month period from the effective date of grant, and all become exercisable on November 7, 2008. Options to purchase 240,633 shares were exercisable at September 30, 2006.

In February 2006, the Company granted options to purchase 500,000 shares of its common stock to a director. The exercise price of these options is $1.00 per share. The market price on the effective date of grant was $1.19. The Company recognized $33,513 and $79,314 as compensation expense during the three month and nine-month periods ended September 30, 2006. The options vest at the rate of 83,333 shares at the end of each six-month period from the effective date of grant, and all become exercisable on February 27, 2009. Of these options, 83,333 were exercisable at September 30, 2006.

The weighted average estimated fair value of the stock options granted during the nine-month period ended September 30, 2006 was $0.80 per share. The amount was determined using the Black-Scholes option pricing model, which values options based on the stock price

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

7.  Share-Based Payment, Continued

at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.

The assumptions used in the Black-Scholes option pricing model for the stock options granted during the nine-month period ended September 30, 2006 and for the period from July 25, 2003 (inception) to September 30, 2006 were as follows:

		For the
	For the	Period From
	Nine Month	July 25, 2003
	Period Ended	(Inception) to
	September 30, 2006	September 30, 2006
Risk-free interest rate	4.6%	4.41%
Expected volatility of common stock	101%	101%
Dividend yield	$0.00	$0.00
Expected life of options	3 years	3 years
Weighted average fair market value of options granted	$0.80	$0.32

8.  Equity Transactions

Sale of Equity Units

In March and May 2006, the Company sold 11,876,000 and 1,248,000 equity units, respectively, through a private placement offering. Each equity unit consisted of one share of the Company’s common stock and one warrant to purchase a share of the Company’s common stock at $1.00 per share. The per equity unit price was $0.50 with net proceeds of $6,149,760. The equity units have a registration rights agreement that require the Company to file a registration statement with the Securities and Exchange Commission covering the shares and shares to be issued upon exercise of the warrants. The registration rights agreement provide for liquidated damages equal to one percent of the proceeds of the unit sales for each thirty day period in which the registration statement is not filed by June 29, 2006. The registration statement was filed in June 2006 and is not effective at November 14, 2006.

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

8.  Equity Transactions, Continued

Warrant Derivative Liability

The holders of the warrants to purchase shares of the Company’s common stock have registration rights that require the Company to file a registration statement with the Securities and Exchange Commission to register for resale the common stock to be issued upon exercise of the warrants. Because the ability to register the shares to be issued upon exercise is deemed to be outside the control of the Company, the initial fair value of the warrants were recorded as a financial instrument derivative liability and are marked to market at the end of each reporting period. At November 14, 2006, the registration statement is not effective.

The Company estimated the fair value of the warrants using the Black-Scholes valuation model with the following assumptions:

		September 30
	Inception	2006
Term	24 months	16 months
Risk-free interest rate	4.34%	4.82%
Volatility	101%	101%
Dividend yield	-0-	-0-

Exercise of Warrants

In August 2006, warrants to purchase 200,000 shares of the Company's common shares were exercised, with net proceeds of $200,000.

Shares Reserved for Future Issuance

Options	1,943,800
Warrants	14,050,000
Total at September 30, 2006	15,993,800

The Company has reserved shares for future issuance upon exercise of outstanding options and warrants as follows:

Eternal Energy Corp.
(Formerly Golden Hope Resources Corp.)
(A Company in the Development Stage)

Notes to the Financial Statements

As of September 30, 2006 and
For Each of the Three-Month and Nine-Month Periods Ended September 30, 2006 and 2005 and
For the Period From July 25, 2003 (Inception) to September 30, 2006

8.  Equity Transactions, Continued

Shares Reserved for Future Issuance, Continued

These amounts do not include any shares that may have to be issued upon the discovery of net proved reserves in the Nevada oil and gas property.

9.   Subsequent Event

In August 2006, the Company entered into a letter of intent to acquire an oil and gas exploration company. In November 2006, the parties agreed to cancel the letter of intent and the Company forfeited $125,000 of its $250,000 deposit.